Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2023 RESULTS; SETS 2024 GUIDANCE

BRENTWOOD, Tenn., February 26, 2024 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading short-stay surgical facility owner and operator, today announced results for the fourth quarter and full year ended December 31, 2023.

•Revenue increased 8.0% to $2.74 billion in the full-year 2023 and 4.0% to $735.4 million in the fourth quarter 2023, when compared to the comparable periods in 2022
◦Days adjusted same-facility revenues increased 11.3% in the full-year 2023 versus 2022
◦Days adjusted same-facility revenues increased 8.1% in the fourth quarter 2023 versus 2022
•Net loss attributable to common stockholders was $11.9 million for the full-year 2023 and $1.0 million for the fourth quarter 2023
◦Adjusted EBITDA increased 15.2% to $438.1 million in the full-year 2023 versus 2022
◦Adjusted EBITDA increased 17.8% to $142.3 million in the fourth quarter 2023 versus 2022
•Adjusted EBITDA margins were 16.0% in the full-year 2023 and 19.4% in the fourth quarter 2023
•Revenue for 2024 expected to be greater than $3.0 billion and Adjusted EBITDA expected to be greater than $495 million

Wayne DeVeydt, Chairman of the Board of Surgery Partners, noted, “We are pleased to report another year of mid-teens growth with our 2023 Adjusted EBITDA exceeding $438 million, representing 15% growth over 2022. The strategic initiatives the Company implemented in 2023 will further catalyze our growth engine as we enter into 2024. We are poised to continue to capitalize on industry trends and remain optimistic about achieving sustainable mid-teens Adjusted EBITDA growth.”
Eric Evans, Chief Executive Officer, stated, “I am proud of the Company’s continued consistent and predictable growth story. Our long-term growth algorithm strategically positions us to deliver on our commitment of double-digit earnings growth. Supported by our same-facility revenue growth of greater than 11% in 2023, we are reporting top-line growth and margin expansion, consistent with our expectations, and reflecting the positive trajectory that we have experienced all year. This strong growth gives us significant momentum as we enter 2024.”
Dave Doherty, Chief Financial Officer, commented, “We are pleased to deliver these fourth quarter and full year results, which reflects our disciplined management approach, strong underlying business fundamentals and the benefits of our multi-year growth investments. With the execution of the December 2023 credit facility refinancing, we have effectively shifted any material debt maturities to the end of the decade while reducing interest costs. Based on new term loan definitions which both better reflect market practice and match assets and liabilities, the ratio of total net debt to EBITDA is now 3.5x. As we entered 2024, our liquidity position is near $900 million, which enhances our confidence in our ability to continue to fund accretive M&A. With the momentum of these results, we are reaffirming our 2024 Adjusted EBITDA guidance to be greater than $495 million and setting 2024 revenue guidance to be greater than $3.0 billion.”
Fourth Quarter 2023 Results
Revenue for the fourth quarter of 2023 increased 4.0% to $735.4 million from $707.1 million for the fourth quarter of 2022. Days adjusted same-facility revenues for the fourth quarter of 2023 increased 8.1% from the same period last year, with a 6.7% increase in revenue per case and a 1.4% increase in same-facility cases. For the fourth quarter of 2023, the Company’s Adjusted EBITDA was $142.3 million, compared to $120.8 million for the same period last year.

Full Year 2023 Results
Revenue for 2023 increased 8.0% to $2,743.3 million from $2,539.3 million in 2022. Days adjusted same-facility revenues for the year ended 2023 increased 11.3% from the prior year, with a 7.1% increase in revenue per case and a 3.9% increase in same-facility cases. For the full year 2023, the Company’s Adjusted EBITDA was $438.1 million, compared to $380.2 million in 2022.
Liquidity
Surgery Partners had cash and cash equivalents of $195.9 million and $694.3 million of borrowing capacity under its revolving credit facility at December 31, 2023. Cash flows from operating activities was $62.6 million for the fourth quarter 2023, compared to $7.2 million for the same period in 2022. Free Cash Flow, defined as operating cash flows less distributions to non-controlling interests and less maintenance-related capital expenditures, was $18.5 million for the fourth quarter of 2023.
Operating cash flows were $293.8 million for 2023, compared to $158.8 million for 2022. The increase in operating cash flows was driven primarily by reductions of $49.1 million of interest paid, net of interest income received, and $18.8 million of payments under the tax receivable agreement, operating cash flows in 2022 that did not repeat in the current year, including repayments of approximately $57.2 million of Medicare advanced payments provided through the CARES Act, partially offset by the receipt of stockholder litigation proceeds of $32.8 million, an increase in net income and the timing of routine transactions involving working capital and accrued payroll and benefits. Free Cash Flow was $109.9 million for full year 2023.
The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, was 3.5x at the end of 2023.
2024 Outlook
The Company projects 2024 revenues to be greater than $3.0 billion, projects 2024 Adjusted EBITDA to be greater than $495 million.
Conference Call Information
Surgery Partners will hold a conference call today, February 26, 2024 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-451-6152, or for international callers, 1-201-389-0879. A replay will be available three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13744429. The replay will be available until March 11, 2024.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The replay will also be available on this same website for a limited time following the call.
To learn more about Surgery Partners, please visit the Company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 33 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Forward-Looking Statements
This press release contains forward-looking statements, including those regarding growth, our anticipated operating results for future periods and other similar statements. These statements can be identified by the use of words such as "believes," "anticipates," "expects," "intends," "plans," "continues," "estimates," "predicts," "projects," "forecasts," "may," "could," and similar expressions. All forward-looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from the expectations discussed in, or implied by, the forward-looking statements. Many of these factors are beyond our ability to control or predict including, without limitation, reductions in payments from government health care programs and private insurance payors, such as health maintenance organizations, preferred provider organizations, and other managed care organizations and employers; our ability to contract with private insurance payors; changes in our payor mix or surgical case mix; failure to maintain or develop relationships with physicians on beneficial or favorable terms, or at all; the impact of payor controls designed to reduce the number of surgical procedures; our efforts to integrate operations of acquired businesses and surgical facilities, attract new physician partners, or acquire additional surgical facilities; supply chain issues, including shortages or quality control issues with surgery-related products, equipment and medical supplies; competition for physicians, nurses, strategic relationships, acquisitions and managed care contracts; our ability to attract and retain qualified health care professionals; our ability to enforce non-compete restrictions against our physicians; our ability to manage material liabilities whether known or unknown incurred as a result of acquiring surgical facilities; the impact of future legislation and other health care regulatory reform actions, and the effect of that legislation and other regulatory actions on our business; our ability to comply with current health care laws and regulations; the outcome of legal and regulatory proceedings that have been or may be brought against us; the impact of cybersecurity attacks or intrusions, changes in the regulatory, economic and other conditions of the states where our surgical facilities are located; our indebtedness; the social and economic impact of a pandemic, epidemic or outbreak of a contagious disease, such as COVID-19, on our business; and the risks and uncertainties identified and discussed from time to time in the Company’s reports filed with the SEC, including in Item 1A under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted net income (loss) attributable to common stockholders, Adjusted net income (loss) per share attributable to common stockholders, Adjusted EBITDA, Adjusted EBITDA excluding grant funds, Adjusted EBITDA related to unconsolidated affiliates, and Free Cash Flow, which exclude various items detailed in the "Reconciliation of Non-GAAP Financial Measures" below.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

SURGERY PARTNERS, INC.
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Revenues	$735.4	$707.1	$2,743.3	$2,539.3
Operating expenses:
Salaries and benefits	201.4	200.1	793.8	746.4
Supplies	195.2	191.4	745.0	709.7
Professional and medical fees	76.9	70.8	296.8	269.2
Lease expense	20.6	20.6	84.9	82.4
Other operating expenses	47.7	39.9	175.3	156.7
Cost of revenues	541.8	522.8	2,095.8	1,964.4
General and administrative expenses	20.9	28.7	120.9	102.2
Depreciation and amortization	31.1	29.6	118.1	114.8
Transaction and integration costs	24.4	19.7	61.7	47.5
Grant funds	—	(0.6)	(1.1)	(2.4)
Net loss on disposals, consolidations and deconsolidations	6.9	7.9	14.4	11.1
Equity in earnings of unconsolidated affiliates	(4.8)	(4.4)	(14.2)	(12.5)
Litigation settlement	2.5	3.5	10.6	(29.3)
Loss on debt extinguishment	15.5	14.9	15.5	14.9
Other income, net	(4.3)	(9.2)	(6.4)	(16.6)
	634.0	612.9	2,415.3	2,194.1
Operating income	101.4	94.2	328.0	345.2
Interest expense, net	(48.7)	(61.0)	(193.0)	(234.9)
Income before income taxes	52.7	33.2	135.0	110.3
Income tax (expense) benefit	(6.0)	(9.9)	0.3	(23.3)
Net income	46.7	23.3	135.3	87.0
Less: Net income attributable to non-controlling interests	(47.7)	(46.7)	(147.2)	(141.6)
Net loss attributable to Surgery Partners, Inc.	$(1.0)	$(23.4)	$(11.9)	$(54.6)

Net loss per share attributable to common stockholders
Basic	$(0.01)	$(0.23)	$(0.09)	$(0.59)
Diluted (1)	$(0.01)	$(0.23)	$(0.09)	$(0.59)
Weighted average common shares outstanding
Basic	125,774	101,888	125,613	91,952
Diluted (1)	125,774	101,888	125,613	91,952
(1)The impact of potentially dilutive securities for all periods were not considered because the effect would be anti-dilutive.

SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Dollars in millions, except per case and per share amounts)
(Unaudited)

	December 31, 2023	December 31, 2022

Balance Sheet Data (at period end):
Cash and cash equivalents	$195.9	$282.9
Total current assets	895.0	921.0
Total assets	6,876.7	6,682.1

Current maturities of long-term debt	73.3	62.8
Total current liabilities	523.0	493.4
Long-term debt, less current maturities	2,701.8	2,559.0
Total liabilities	3,514.8	3,399.2

Non-controlling interests—redeemable	327.4	342.0

Total Surgery Partners, Inc. stockholders' equity	1,987.2	1,998.2
Non-controlling interests—non-redeemable	1,047.3	942.7
Total stockholders' equity	3,034.5	2,940.9

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$62.6	$7.2	$293.8	$158.8
Investing activities	(58.1)	(72.2)	(225.6)	(307.9)
Purchases of property and equipment	(19.8)	(22.7)	(88.8)	(80.6)
Payments for acquisitions, net of cash acquired	(31.2)	(63.8)	(80.0)	(146.4)
Purchases of equity investments	(0.1)	—	(50.3)	(95.1)
Financing activities	(44.6)	193.1	(155.2)	42.1
Distributions to non-controlling interest holders	(35.1)	(36.3)	(146.1)	(146.8)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Other Data:
Number of surgical facilities as of the end of period	162	146	162	146
Number of consolidated surgical facilities as of the end of period	123	118	123	118

Cases	153,193	155,644	605,846	594,232
Revenue per case	$4,800	$4,543	$4,528	$4,273
Adjusted EBITDA (1)	$142.3	$120.8	$438.1	$380.2
Adjusted EBITDA excluding grant funds (1)	$142.3	$120.5	$437.0	$378.5
Adjusted EBITDA margin (2)	19.4%	17.1%	16.0%	15.0%
Adjusted EBITDA excluding grant funds margin (3)	19.4%	17.0%	15.9%	14.9%
Adjusted net gain per share attributable to common stockholders - Basic (1)	$0.45	$0.28	$1.01	$0.17
Adjusted net gain per share attributable to common stockholders - Diluted (1)	$0.44	$0.27	$1.00	$0.16
Free Cash Flow (1)	$18.5	N/A	$109.9	N/A
(1)A reconciliation of these non-GAAP financial measures appears below.

(2)Defined as Adjusted EBITDA as a % of Revenues.
(3)Defined as Adjusted EBITDA excluding grant funds as a % of Revenues.
SURGERY PARTNERS, INC.
Supplemental Information
(Dollars in millions, except per case amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Same-facility Information (1):
Cases	171,593	169,289	629,151	607,742
Case growth	1.4%	N/A	3.5%	N/A
Revenue per case	$4,611	$4,323	$4,310	$4,025
Revenue per case growth	6.7%	N/A	7.1%	N/A
Number of work days in the period	61	61	252	253
Case growth (days adjusted)	1.4%	N/A	3.9%	N/A
Revenue growth (days adjusted)	8.1%	N/A	11.3%	N/A

(1)Same-facility information includes cases and revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods).

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Segment Revenues:
Surgical facility services	$719.3	$689.8	$2,675.8	$2,470.4
Ancillary services	16.1	17.3	67.5	68.9
Total revenues	$735.4	$707.1	$2,743.3	$2,539.3

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Adjusted EBITDA:
Surgical Facility Services	$159.9	$153.7	$544.0	$473.6
Ancillary Services	(1.2)	(0.1)	(3.9)	(2.3)
All other	(16.4)	(32.8)	(102.0)	(91.1)
Total Adjusted EBITDA	$142.3	$120.8	$438.1	$380.2

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)
The following table reconciles Adjusted EBITDA to income before income taxes in the reported consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Income before income taxes	$52.7	$33.2	$135.0	$110.3

Net income attributable to non-controlling interests	(47.7)	(46.7)	(147.2)	(141.6)
Interest expense, net	48.7	61.0	193.0	234.9
Depreciation and amortization	31.1	29.6	118.1	114.8
Equity-based compensation expense	4.5	5.4	17.7	18.4
Transaction, integration and acquisition costs (1)	26.1	20.2	64.9	48.6
Net loss on disposals, consolidations and deconsolidations	6.9	7.9	14.4	11.1
Litigation settlements and regulatory change impact (2)	3.6	3.0	17.5	(24.7)
Loss on debt extinguishment	15.5	14.9	15.5	14.9
Undesignated derivative activity (3)	—	(8.1)	0.6	(8.0)
Other (4)	0.9	0.4	8.6	1.5
Adjusted EBITDA (5)	$142.3	$120.8	$438.1	$380.2
Less: Impact of grant funds (6)	—	(0.3)	(1.1)	(1.7)
Adjusted EBITDA excluding grant funds	$142.3	$120.5	$437.0	$378.5
(1)This amount includes transaction and integration costs of $24.4 million and $19.7 million for the three months ended December 31, 2023 and 2022, respectively. This amount further includes start-up costs related to de novo surgical facilities of $1.7 million and $0.5 million for the three months ended December 31, 2023 and 2022, respectively.

This amount includes transaction and integration costs of $61.7 million and $47.5 million for the years ended December 31, 2023 and 2022, respectively. This amount further includes start-up costs related to de novo surgical facilities of $3.2 million and $1.1 million for the years ended December 31, 2023 and 2022, respectively.
(2)This amount includes litigation settlement losses of $2.5 million and $3.5 million for the three months ended December 31, 2023 and 2022, respectively. This amount also includes other litigation costs of $1.1 million and income of $0.5 million for the three months ended December 31, 2023 and 2022, respectively.
This amount includes a litigation settlements loss of $10.6 million and a net gain of $29.3 million for the years ended December 31, 2023 and 2022, respectively. This amount also includes other litigation costs of $2.5 million and $4.6 million for the years ended December 31, 2023 and 2022, respectively. Additionally, the year ended December 31, 2023, includes $4.4 million related to the impact of recent changes in Florida law regarding the use of letters of protection.
(3)This amount includes the reclassification of $7.5 million of unrealized gains out of accumulated other comprehensive income into income related to the de-designation of a portion of one of the Company's interest rate caps for the three months ended December 31, 2022. This amount further includes fair value changes of undesignated derivatives for the three months ended December 31, 2022.
This amount includes the reclassification of $7.5 million of unrealized gains out of accumulated other comprehensive income into income related to the de-designation of a portion of one of the Company's interest rate caps for the year ended December 31, 2022. This amount further includes fair value changes of undesignated derivatives for the years ended December 31, 2023 and 2022.
(4)This amount includes estimates for the net impact of the May 2023 cyber event for the three months ended December 31, 2023. For the three months ended December 31, 2022, this amount reflects losses incurred, net of insurance proceeds received at certain surgical facilities that were closed following Hurricane Ian in September 2022.
This amount includes estimates for the net impact of the May 2023 cyber event and losses from a divested business for the year ended December 31, 2023. For the year ended December 31, 2022, this amount reflects losses incurred, net of insurance proceeds received at certain surgical facilities that were closed following Hurricane Ian in September 2022.
(5)We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess operating performance, make business decisions and allocate resources. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations. Adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
(6)Represents the impact of grant funds recognized, net of amounts attributable to non-controlling interests.

The following table provides supplemental information for Adjusted EBITDA related to unconsolidated affiliates:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Adjusted EBITDA related to unconsolidated affiliates:
Management fee revenues (1)(2)	$7.0	$5.3	$23.4	$17.5
Equity in earnings of unconsolidated affiliates (2)	4.8	4.4	14.2	12.5
Plus:
Start-up costs related to unconsolidated de novo surgical facilities (3)	0.8	0.5	2.1	1.1
Adjusted EBITDA related to unconsolidated affiliates	$12.6	$10.2	$39.7	$31.1
(1)Includes management and administrative service fees derived from the non-consolidated facilities that the Company accounts for under the equity method and management of surgical facilities in which it does not own an interest. Management fee revenues are included in Revenues on the Consolidated Statements of Operations.
(2)Included as a component of income before income taxes in the Adjusted EBITDA reconciliation table above.
(3)Start-up costs related to de novo surgical facilities are included in Transaction, integration and acquisition costs in the Adjusted EBITDA reconciliation table above.

The following table reconciles Free Cash Flow to net cash provided by operating activities in the reported condensed consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended December 31,	Year Ended December 31,
	2023	2023

Net cash provided by operating activities	62.6	293.8

Less: Maintenance capital expenditures	(9.0)	(37.8)
Less: Distributions to non-controlling interest holders	(35.1)	(146.1)
Free Cash Flow (1)	$18.5	$109.9

Growth capital expenditures	(10.8)	(51.0)
Maintenance capital expenditures	(9.0)	(37.8)
Purchases of property and equipment	$(19.8)	$(88.8)
(1)Free Cash Flow is defined as cash flow provided by operating activities, less distributions to non-controlling interest holders and less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions and invest in growth projects. In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three months and year ended December 31, 2023, reconciled to net cash provided by operating activities, which we believe to be the most directly comparable measure under GAAP. We are not presenting the comparative prior year period since we did not track capital expenditures in this manner prior to the current fiscal year. Our calculation of Free Cash Flow may not be comparable to similarly titled measures reported by other companies.

From time to time, the Company incurs certain non-recurring gains or losses that are normally non-operational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and its Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, management believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net gain attributable to common stockholders and adjusted net gain per share attributable to common stockholders as supplements to the comparable GAAP financial measures. Adjusted net gain attributable to common stockholders and adjusted net gain per share attributable to common stockholders should not be considered measures of financial performance under GAAP, and the items excluded from such measures are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to the comparable GAAP measures as presented in the consolidated financial statements.

The following table reconciles net income as reflected in the consolidated statements of operations to adjusted net gain attributable to common stockholders used to calculate adjusted net gain per share attributable to common stockholders:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Consolidated Statements of Operations Data:
Net Income	$46.7	$23.3	$135.3	$87.0
Plus (minus):
Net income attributable to non-controlling interests	(47.7)	(46.7)	(147.2)	(141.6)
Equity-based compensation expense	4.5	5.4	17.7	18.4
Transaction, integration and acquisition costs	26.1	20.2	64.9	48.6
Net loss on disposals, consolidations and deconsolidations	6.9	7.9	14.4	11.1
Litigation settlements and regulatory change impact	3.6	3.0	17.5	(24.7)
Loss on debt extinguishment	15.5	14.9	15.5	14.9
Other	0.9	0.4	8.6	1.5
Adjusted net gain attributable to common stockholders	$56.5	$28.4	$126.7	$15.2

Adjusted net gain per share attributable to common stockholders
Basic	$0.45	$0.28	$1.01	$0.17
Diluted	$0.44	$0.27	$1.00	$0.16
Weighted average common shares outstanding
Basic	125,774	101,888	125,613	91,952
Diluted	127,089	103,639	127,122	94,090

Contact
Dave Doherty, Chief Financial Officer
Surgery Partners, Inc.
(615) 234-8940
IR@SurgeryPartners.com